Exhibit 99.6

SIZMEK TO ACQUIRE ROCKET FUEL

SALES FAQ

Questions from Rocket Fuel Customers

What are the benefits of this deal?

•                  Sizmek and Rocket Fuel share the belief that creating impressions that inspire is vital for agencies and brands to build meaningful, long-lasting relationships with their customers.

•                  By combining the two companies, our customers all will gain access to a leading DSP and DMP, and a robust dynamic creative optimization platform and the world’s largest independent 3rd party ad server all under one roof.

•                  This new combination of technology and services is the next logical step in the marketing revolution. Clients will now be able to understand their customers at an atomic level, integrate a robust set of contextual signals into their decision engine, and deliver the most appropriate creative experience in real-time.

What’s the advantage for Rocket Fuel in completing this transaction?

•                  We have always believed our product needed to be connected with other world-class technologies to realize its full potential.

•                  Together with Sizmek, the fullest expression of our potential is now within our grasp. They’re the world’s largest people-based creative optimization platform and omni-channel ad server—serving over 2.3 trillion impressions each year.

•                  Rocket Fuel and Sizmek have a lot in common. We are about the same size, share many of the same customers among 3,700 agencies and 20,000 advertisers and have a similar global footprint.

•                  Like Rocket Fuel, Sizmek has an impressive heritage in the ad-tech industry going back more than decade. And they have amazing technology and possess a bold vision for the future that I believe is very much aligned with our own.

•                  Another important benefit to this deal is that Sizmek is backed by Vector Capital, a well-respected technology-centric private equity fund with over $3.4 billion under management. Through their support, we will have additional resources to continue investing in AI-powered predictive marketing capabilities for our customers and re-define what is possible for digital marketing.

How will this impact Rocket Fuel and Sizmek’s product roadmaps?

•                  The acquisition will give customers access to new products (i.e. a DSP and DMP from Rocket Fuel and an ad server from Sizmek).  It will also give us access to additional product and engineering resources and great new talent.

•                  Our objective is to continue to move our business to SaaS and merge the different solutions into one unified platform, and in the meantime we are pushing full steam ahead.  We are aiming to announce a more detailed product roadmap soon after the acquisition closes.

Is there any customer overlap?

•                  There is some customer overlap, which we see as a great opportunity to cross sell the respective services of both companies under an integrated full- stack platform.

I am a new client with a pending agreement, what happens from here?

•                  Your agreement is still valid and binding once signed. Both companies will continue operate as separate businesses until the close, which we expect to happen in Q3

RF recently responded to an RFP is it still valid?

•                  Yes.

I was contacted by a Rocket Fuel Seller, should I be speaking to that individual?

•                  Both companies will continue operate as separate businesses until the close, which we expect to happen in Q3 2017.

Does my account rep change?

•                  No, both companies will continue operate as separate businesses until the close, which we expect to happen in Q3 2017.

Do my account teams change?

•                  Not at present, both companies will continue operate as separate businesses until the close, which we expect to happen in Q3 2017.

What happens to the terms of my existing contract?

•                  Your contract remains in force, both companies will continue operate as separate businesses until the close, which we expect to happen in Q3 2017.

What happens with my current campaigns?

•                  Your campaign should not be affected by the announcement, both companies will continue operate as separate businesses until the close, which we expect to happen in Q3 2017.

How will be campaign performance reporting be effected?

•                  Not at present, both companies will continue operate as separate businesses until the close, which we expect to happen in Q3 2017.

Are there any changes to accounting?

•                  Not at present, both companies will continue operate as separate businesses until the close, which we expect to happen in Q3 2017.

What new products and services will be available to me as a result of the deal?

•                  This union of resources also provides unparalleled access to an extensive range of data as well as a powerful and comprehensive set of services delivering a range of omni-channel outcome-based solutions. One combined offering, two great ways to optimize across the entire customer journey.

•                  This new combination of technology and services is the next logical step in the marketing revolution. As marketers, you will now be able to understand your customers at an atomic level, integrate a robust set of contextual signals into your decision engine, and deliver the most appropriate creative experience in real-time.

•                  The integration will also give the combined company access to new clients and the opportunity to cross-sell with existing clients

•                  Sizmek clients will be able to take advantage of an enhanced platform that includes all our existing capabilities, plus a DSP, DMP and AI capabilities. The integration will help us to significantly grow our programmatic business by offering a better DCO and DSP combination, a Peer39 integration into a DSP, and scaling our Vantage business.

•                  Rocket Fuel clients will have access to Sizmek’s large SaaS platform that will help to accelerate their ambitions to grow their clients’ own SaaS business.  Another opportunity for both companies is to build a new solution that provides outcome certainty across brand and performance KPI’s.

Will the integration effect campaign performance?

•                  We are focused on ensure that integration efforts to not detract from your experience.

Will Sizmek start calling on me?

•                  Sizmek has a separate sales force and may contact you as routine outreach independent of this transaction. Both companies will continue operate as separate businesses until the close, which we expect to happen in Q3 2017.

What effect does the deal have on my current agreements with Rocket Fuel?

•                  Your contract remains in force, both companies will continue operate as separate businesses until the close, which we expect to happen in Q3 2017.

When will RF start selling Sizmek?

•                  Not until the deal closes. Both companies will continue operate as separate businesses until the close, which we expect to happen in Q3 2017.

What are your plans to integrate the company’s services?

•                  It is too soon to say. We are just starting the integration planning.

We don’t have any active campaigns does this change who I speak to?

•                  No, both companies will continue operate as separate businesses until the close, which we expect to happen in Q3 2017.

How does this deal help you to compete with Google and Facebook, and their deterministic offerings?

•                  While we compete with Google or Facebook in some ways, we see ourselves as a platform to complement them. The media plan is highly complex. Within that, Google and Facebook have an important role, but there are great companies like us who sit on top of the media plan to leverage data and creative to optimize across the entirety of the media plan.

Is SaaS still going to be Rocket Fuel’s strategy going forward? How much is your strategy weighted toward platform solutions versus media services?

•                  Our Platform business continues to show strong growth but the rapid decline in the Media Services business is creating challenges for us.

•                  In the first quarter, platform represented a record 32% of total spend with us with year-over-year growth of 70%, evidence of our progress transitioning Rocket Fuel toward a platform-oriented software model.

Deal Related Questions

What are the details of Sizmek’s acquisition of Rocket Fuel?

•                  Rocket Fuel (NASDAQ: FUEL) has entered into a definitive agreement to be acquired by Sizmek Inc., the largest people-based creative optimization and data activation platform delivering impressions that inspire. Sizmek is an affiliate of Vector Capital.

•                  Under the terms of the merger agreement, which has been unanimously approved by Rocket Fuel’s board of directors, an affiliate of Sizmek will commence a tender offer for all of the outstanding shares of Rocket Fuel’s common stock for $2.60 per share in cash. This represents an enterprise value for Rocket Fuel of approximately $145 million.

•                  The proposed combination with Sizmek brings Rocket Fuel’s media optimization and industry leading AI-enabled decisioning to Sizmek’s omni-channel creative optimization and data activation platform, marking the next logical step in marketing automation.

•                  Combined, the two companies connect more than 20,000 advertisers and 3,600 agencies to audiences in over 70 countries around the globe, and service a client base comprised of an overwhelming majority of the world’s most recognized brands and agencies.

When will the acquisition be completed?

•                  The transaction is slated to be completed in the third quarter of 2017. Before the deal can close, Rocket Fuel’s shareholders must accept Sizmek’s tender offer to buy their shares, and certain other conditions in the merger purchase agreement must be satisfied.

Why did Rocket Fuel enter into an agreement to be acquired by Sizmek?

•                  The acquisition creates one of the largest independent marketing platforms built for agencies and brands.

•                  It will fuse together AI-powered predictive analytics, dynamic creative and media optimization to drive true campaign performance.

•                  Aligning Sizmek’s creative optimization and data activation capabilities with Rocket Fuel’s AI-powered, predictive marketing platform will provide agencies and their brands with a comprehensive buy side stack to optimize campaigns and maximize ROI across the entire customer journey in real time.

•                  With this integration, clients will gain access to a leading DSP and DMP, and a robust dynamic creative optimization platform and the world’s largest independent 3rd party ad server all under one roof.

•                  Together, Rocket Fuel and Sizmek will offer self-service predictive marketing platform will help agencies and brands optimize campaigns across the entire media plan.

Who is Sizmek?

•                  Sizmek creates impressions that inspire through its people-based creative optimization platform. In the digital world, creating impressions that inspire is vital to building meaningful, long-lasting relationships with your customers.

•                  Sizmek provides powerful, integrated solutions so creative and data work together, optimizing campaigns across all media. When your messages resonate, your impact amplifies, and your business reaches new heights.

•                  Sizmek operates its platform in more than 70 countries, with local offices providing award-winning service throughout North America, EMEA, LATAM, and APAC, and connecting more than 20,000 advertisers and 3,600 agencies to audiences around the world, serving over 2.3 trillion impressions each year.

How would we continue to describe Rocket Fuel?

•                  Rocket Fuel is a predictive marketing software company that uses artificial intelligence to empower agencies and marketers to anticipate people’s need for products and services. Headquartered in Redwood City, California.

•                  Rocket Fuel has more than 20 offices worldwide and trades on the NASDAQ Global Select Market under the ticker symbol “FUEL.”

•                  Rocket Fuel has a decade of experience using AI to enable real-time interaction management for brands and agencies across marketing technology and uses AI to study billions of consumer interactions every day and find those important emotional markers that denote desire, interest and purchase intent and helps marketers make smarter, faster, more informed decisions.

•                  Rocket Fuel’s solutions help agencies and their brands predict in real time the best moment and best environment to interact with individuals, for billions of interactions at a time, to improve the consumer experience.

Why is Sizmek acquiring Rocket Fuel?

•                  Rocket Fuel will enable Sizmek to immediately assume an important position in how brand marketers use data to inform and dynamically deliver digital advertising creative.

•                  Aligning Sizmek’s creative optimization and data activation capabilities with Rocket Fuel’s AI-powered, predictive marketing platform will provide advertisers with the full buy side stack that they’re looking for (self-service) to optimize campaigns and maximize ROI across their entire media plan.

•                  Aligning Rocket Fuel’s AI-powered, predictive marketing software, DSP and DMP with Sizmek’s DCO and SaaS capabilities will empower brand marketers (agencies) to anticipate people’s needs and engage them with the exact creative that converts.

What’s the strategic rationale behind the agreement?

The strategic rationale behind the agreement is based on a shared vision of building the leading predictive multi-channel marketing platform for agencies and brands. The acquisition will serve to create:

•                  Increased opportunities: Programmatic advertising continues to grow significantly, and will grow further due to TV dollars shifting into digital.  The integrated company will be well-positioned to compete and win in this space.

•                  A strategic position: By combining the two companies, our customers will gain access to a leading DSP and DMP, and a robust dynamic creative optimization platform and the world’s largest independent 3rd party ad server all under one roof.

•                  True global scale: The acquisition combines Rocket Fuel’s multinational operations with Sizmek’s equally global presence. Combined, the two companies connect more than 20,000 advertisers and 3,600 agencies to audiences in over 70 countries around the globe, and service a client base comprised of an overwhelming majority of the world’s most recognized brands and agencies.

What’s Vector Capital’s role in facilitating this deal?

•                  Vector Capital is well versed in helping companies integrate. They will provide us with a major advantage in ensuring that things go smoothly, and bring additional financial and operational support to help us execute our shared vision.

•                  Vector’s Value Creation team was integral in helping Sizmek strategically grow its business. It’s rare to have a partner like Vector who has consulting experience and knows our space so well, but can also anticipate challenges, make sure we get up to speed quickly, and ensure that we are successful going forward.

•                  Vector has a broad vision for the digital advertising and marketing space, an appetite for funding the rollup of great technology, and the strategic approach to accelerate the creation of an independent, third party buy side platform.

What can you do now together that you couldn’t before as individual companies?

•                  The acquisition creates one of the leading independent marketing platforms built for agencies and brands. It will fuse together AI-powered predictive analytics, dynamic creative and media optimization to drive true campaign performance.

•                  Aligning Sizmek’s creative optimization and data activation capabilities with Rocket Fuel’s predictive marketing platform will provide advertisers with the complete buy side solution needed to optimize campaigns in real-time and maximize ROI across their entire media plan.

What’s happening to the Rocket Fuel and SIzmek brand names?

•                  During the integration process we will evaluate how our brands resonate with our clients and the market, and use those insights to make an informed decision once the deal is finalized, which we expect to happen in Q3.

Will there be any changes to management as a result of this acquisition? Will anybody be leaving the company?

•                  This is something that we will address through integration planning.

How will this impact each company’s product roadmaps?

•                  The acquisition will give the respective companies access to new products (i.e. a DSP and DMP from Rocket Fuel and an ad server from Sizmek).  It will also give us access to additional product and engineering resources and great new talent.

•                  Once the deal closes, our objective is to continue to move our business to SaaS and merge the different solutions into one unified platform, and in the meantime we are pushing full steam ahead.  We are aiming to announce a more detailed product roadmap soon after the acquisition closes.

•                  For Rocket Fuel, the roadmap for Q3 is still valid and we will continue to execute against our commitments including roll-out the new Orion UI, Brand Enhancements, and Insights.

•                  For Sizmek, we are pushing full steam ahead with upgrading our clients to Sizmek Advertising Suite.

Cautions Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding future events, including but not limited to the acquisition of Rocket Fuel Inc. (“Rocket Fuel”) by Sizmek Inc. (“Sizmek”), the capabilities of the combined company following the acquisition, and Rocket Fuel’s expectations for its Media Services business and second half financial results. Words such as “expect,” “believe,” “intend,” “plan,” “goal,” “focus,” “anticipate,” and other similar words are also intended to identify forward-looking statements.

These forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to differ materially from the results anticipated by such statements, including, without limitation, due to: uncertainties as to the timing of the tender offer and the acquisition; the possibility that competing offers will be made; the possibility that various closing conditions for the tender offer or the acquisition may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the acquisition; the effects of disruption from the tender offer or acquisition on Rocket Fuel’s business; the fact that the announcement and pendency of the tender offer and acquisition may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners; the effects of disruption caused by the tender offer or acquisition making it more difficult to maintain relationships with employees, customers, vendors and other business partners; and the risk that stockholder litigation in connection with the tender offer or the acquisition may result in significant costs of defense, indemnification and liability.

Additional factors that could cause actual results to differ materially from those anticipated are under the caption “Risk Factors” in Rocket Fuel’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 16, 2017 and in subsequent SEC filings. These forward-looking statements are made as of the date of this press release, and Rocket Fuel expressly disclaims any obligation or undertaking to update the forward-looking statements contained herein or therein to reflect events that occur or circumstances that exist after the date on which the statements were made.

Important Additional Information and Where to Find It

In connection with the proposed acquisition of Rocket Fuel Inc. (“Rocket Fuel”), Sizmek Inc. (“Sizmek”), through an affiliate, will commence a tender offer for all of the outstanding shares of Rocket Fuel. The tender offer has not commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Rocket Fuel. It is also not a substitute for the tender offer materials that Sizmek will file with the Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. At the time that the tender offer is commenced, Sizmek will file tender offer materials on Schedule TO with the SEC, and Rocket Fuel will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY ROCKET FUEL’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer materials and the solicitation/recommendation statement will be made available to Rocket Fuel’s stockholders free of charge. A free copy of the tender offer materials and the solicitation/recommendation statement will also be made available to all of Rocket Fuel’s stockholders by contacting Rocket Fuel at ir@rocketfuel.com or by phone at (650) 481-6082, or by visiting Rocket Fuel’s website (www.rocketfuel.com). In addition, the tender offer materials and the solicitation/recommendation statement (and all other documents filed by Rocket Fuel with the SEC) will be available at no charge on the SEC’s website (www.sec.gov) upon filing with the SEC. ROCKET FUEL’S STOCKHOLDERS ARE ADVISED TO READ THE TENDER OFFER MATERIALS AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED BY SIZMEK OR ROCKET FUEL WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER. THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER, SIZMEK AND ROCKET FUEL.